UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO § 240.13d-2

(Amendment No. )

LIBERTY MEDIA CORPORATION

(Name of Issuer)

SERIES C LIBERTY LIVE COMMON STOCK

(Title of Class of Securities)

531229722

(CUSIP Number)

August 3, 2023

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1 (b)

☐ Rule 13d-1 (c)

☐ Rule 13d-1 (d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No. 531229722	13G	Page 2 of 18 Pages

1	NAME OF REPORTING PERSON Warren E. Buffett
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 11,132,590
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 11,132,590

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,132,590
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 17.5%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 531229722	13G	Page 3 of 18 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 11,132,590
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 11,132,590

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,132,590
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 17.5%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No. 531229722	13G	Page 4 of 18 Pages

1	NAME OF REPORTING PERSON National Indemnity Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 7,115,449
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 7,115,449

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,115,449
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.2%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 531229722	13G	Page 5 of 18 Pages

1	NAME OF REPORTING PERSON National Fire & Marine Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 162,620
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 162,620

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 162,620
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 531229722	13G	Page 6 of 18 Pages

1	NAME OF REPORTING PERSON GEICO Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 5,529,646
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 5,529,646

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,529,646
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.7%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No. 531229722	13G	Page 7 of 18 Pages

1	NAME OF REPORTING PERSON Government Employees Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 5,529,646
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 5,529,646

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,529,646
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.7%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 531229722	13G	Page 8 of 18 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Life Insurance Company of Nebraska
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 143,157
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 143,157

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 143,157
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 531229722	13G	Page 9 of 18 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Consolidated Pension Plan Master Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 2,625,166
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 2,625,166

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,625,166
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 531229722	13G	Page 10 of 18 Pages

1	NAME OF REPORTING PERSON BNSF Master Retirement Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 753,539
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 753,539

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 753,539
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.2%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 531229722	13G	Page 11 of 18 Pages

1	NAME OF REPORTING PERSON Scott Fetzer Collective Investment Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Ohio

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 50,000
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 50,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 531229722	13G	Page 12 of 18 Pages

1	NAME OF REPORTING PERSON Precision Castparts Corp. Master Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Oregon

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 425,806
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 425,806

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 425,806
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 531229722	13G	Page 13 of 18 Pages

1	NAME OF REPORTING PERSON R. Ted Weschler
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 163,951
	6	SHARED VOTING POWER NONE
	7	SOLE DISPOSITIVE POWER 163,951
	8	SHARED DISPOSITIVE POWER 4,721

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 168,672
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON IN

Page 16 of 18 Pages

Item 1.

(a)	Name of Issuer

LIBERTY MEDIA CORPORATION

(b)	Address of Issuer’s Principal Executive Offices

12300 Liberty Boulevard, Englewood, CO 80112

Item 2(a). Name of Person Filing:

Item 2(b). Address of Principal Business Office:

Item 2(c). Citizenship:

Warren E. Buffett 3555 Farnam Street Omaha, Nebraska 68131 United States Citizen	Berkshire Hathaway Inc. 3555 Farnam Street Omaha, Nebraska 68131 Delaware corporation

National Indemnity Company 1314 Douglas Street Omaha, Nebraska 68102 Nebraska corporation	BNSF Master Retirement Trust c/o BNSF Railway Company 2650 Lou Menk Drive Fort Worth, TX 76131 Texas

Government Employees Insurance Company One GEICO Plaza Washington, DC 20076 Nebraska corporation	GEICO Corporation One GEICO Plaza Washington, D.C. 20076 Delaware corporation

Berkshire Hathaway Consolidated Pension Plan Master Trust c/o Berkshire Hathaway Inc. 3555 Farnam Street Omaha, NE 68131 Nebraska	National Fire & Marine Insurance Company 1314 Douglas Street Omaha, NE 68102 Nebraska corporation

Precision Castparts Corp. Master Trust

c/o Precision Castparts Corp.

5885 Meadows Road

Suite 620

Lake Oswego, OR 97035

Oregon

R. Ted Weschler

404 East Main Street

Charlottesville, VA 22902

United States Citizen

Scott Fetzer Collective Investment Trust

c/o Scott Fetzer Co.

28800 Clemens Road

Westlake, OH 44145

Ohio

Berkshire Hathaway Life Insurance Company of Nebraska

1314 Douglas Street

Omaha, NE 68102

Nebraska corporation

Page 17 of 18 Pages

(d)	Title of Class of Securities

Class A Common Stock

(e)	CUSIP Number

531229722

Item 3. If this statement is filed pursuant to § 240.13d-1(b), or § 240.13d-2(b) or (c), check whether the person filing is a:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.), Berkshire Hathaway Inc. and GEICO Corporation are each a Parent Holding Company or Control Person, in accordance with § 240.13d-1(b)(1)(ii)(G).

National Indemnity Company, Government Employees Insurance Company, Berkshire Hathaway Life Insurance Company of Nebraska and National Fire & Marine Insurance Company are each an Insurance Company as defined in section 3(a)(19) of the Act.

Berkshire Hathaway Consolidated Pension Plan Master Trust, Precision Castparts Corp. Master Trust, Scott Fetzer Collective Investment Trust and BNSF Master Retirement Trust are each an Employee Benefit Plan in accordance with § 240.13d-1(b)(1)(ii)(F).

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially Owned

See the Cover Pages for each of the Reporting Persons.

(b)	Percent of Class

See the Cover Pages for each of the Reporting Persons.

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote

(ii)	shared power to vote or to direct the vote

(iii)sole	power to dispose or to direct the disposition of

(iv)	shared power to dispose or to direct the disposition of

See the Cover Pages for each of the Reporting Persons.

Item 5. Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

See Exhibit A.

Item 8. Identification and Classification of Members of the Group.

See Exhibit A.

Item 9. Notice of Dissolution of Group.

Not Applicable.

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

CUSIP No. 531229722	13G	Page 18 of 18 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 14th day of February, 2024

/s/ Warren E. Buffett
Warren E. Buffett

BERKSHIRE HATHAWAY INC.

By:	/s/ Warren E. Buffett
Warren E. Buffett
Chairman of the Board

NATIONAL INDEMNITY COMPANY, GEICO CORPORATION, GOVERNMENT EMPLOYEES INSURANCE COMPANY, BERKSHIRE HATHAWAY LIFE INSURANCE COMPANY OF NEBRASKA, NATIONAL FIRE & MARINE INSURANCE COMPANY, BERKSHIRE HATHAWAY CONSOLIDATED PENSION PLAN MASTER TRUST, BNSF MASTER RETIREMENT TRUST, SCOTT FETZER COLLECTIVE INVESTMENT TRUST AND PRECISION CASTPARTS CORP. MASTER TRUST

By:	/s/ Warren E. Buffett
Warren E. Buffett Attorney-in-Fact

By:	/s/ R. Ted Weschler
R. Ted Weschler